Ex-12


                                  IDACORP, Inc.
                       Consolidated Financial Information
                       Ratio of Earnings to Fixed Charges


                                                                                           Twelve Months Ended December 31,
                                                                                               (Thousands of Dollars)

                                                                       1996          1997        1998          1999        2000
                                                                       ----          ----        ----          ----        ----
Earnings, as defined:
  Income before income taxes......................................  $135,247      $133,570     $133,806      $137,021     $210,701
  Adjust for distributed income of equity investees...............    (1,413)       (3,943)      (4,697)         (837)      (3,116)
  Equity in loss of equity method investments.....................         0             0          458           435          186
  Minority interest in losses of majority owned subs..............         0             0         (125)          (37)      (1,468)
  Fixed charges, as below.........................................    70,418        69,634       69,923        72,243       73,261
                                                                    ---------     ---------    ---------     ---------    ---------
      Total earnings, as defined..................................  $204,252      $199,261     $199,365      $208,825     $279,564
                                                                    =========     =========    =========     =========    =========

Fixed charges, as defined:
  Interest charges................................................   $57,348       $60,761      $60,677       $62,975      $63,339
  Preferred stock dividends of subsidiaries-gross up-IDACORP rate.    12,079         7,891        8,445         8,313        8,886
  Rental interest factor..........................................       991           982          801           955        1,036
                                                                    ---------     ---------    ---------     ---------    ---------
      Total fixed charges, as defined.............................   $70,418       $69,634      $69,923       $72,243      $73,261
                                                                    =========     =========    =========     =========    =========

Ratio of earnings to fixed charges................................      2.90 x        2.86 x       2.85 x        2.89 x       3.82 x
                                                                    =========     =========    =========     =========    =========
